n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Second Quarter 2022 Financial Results;
Raises Full Year 2022 Adjusted EPS Financial Guidance

•Reports 2Q22 earnings per diluted common share of $5.48 on a GAAP basis, Adjusted EPS of $8.67; reports YTD 2022 EPS of $12.77 on a GAAP basis, $16.70 on an Adjusted basis
•Updates FY 2022 EPS guidance to 'approximately $20.30' on a GAAP basis; raises to 'approximately $24.75' on an Adjusted basis, representing growth of 20 percent over FY 2021 Adjusted EPS
•Reaffirms FY 2022 expected individual Medicare Advantage membership growth range of approximately 150,000 to 200,000

LOUISVILLE, KY (July 27, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended June 30, 2022 (2Q22) versus the quarter ended June 30, 2021 (2Q21) and for the six months ended June 30, 2022 (YTD 2022) versus the six months ended June 30, 2021 (YTD 2021) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Generally Accepted Accounting Principles (GAAP)	$1,122	$738	$2,342	$1,778
Amortization associated with identifiable intangibles	18	15	36	30
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(8)	419	(29)	534
Transaction and integration costs	36	22	53	22
Change in fair market value of publicly-traded equity securities	62	(63)	170	22
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	203	—	203	—
Adjusted (non-GAAP)	$1,433	$1,131	$2,775	$2,386

Diluted earnings per common share (EPS)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$5.48	$4.55	$12.77	$10.94
Amortization associated with identifiable intangibles	0.11	0.09	0.22	0.18
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.05)	2.49	(0.18)	3.18
Transaction and integration costs	0.22	0.13	0.32	0.13
Change in fair market value of publicly-traded equity securities	0.37	(0.37)	1.03	0.13
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.23	—	1.23	—
Tax provision related to the pending sale of Kindred at Home's Hospice and Personal Care divisions	1.31	—	1.31	—
Adjusted (non-GAAP)	$8.67	$6.89	$16.70	$14.56

“We are pleased with our significant progress in growing the business, including our primary care clinics and our organic expansion of Medicaid membership, combined with the initial rollout of our value-based home care,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “In addition, our strong 2022 EPS growth of 20 percent, and the investments our one billion-dollar value initiative allowed us to make in our 2023 Medicare Advantage product offerings demonstrate our commitment to balancing our long-term membership and earnings growth targets.”

Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 2Q22 to 2Q21 and YTD 2022 to YTD 2021.

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
CONSOLIDATED
Revenues - GAAP	$23,662	$20,645	$47,632	$41,313
Revenues - Adjusted	$23,724	$20,582	$47,802	$41,335
Pretax income - GAAP	$1,122	$738	$2,342	$1,778
Pretax income - Adjusted	$1,433	$1,131	$2,775	$2,386
Diluted EPS - GAAP	$5.48	$4.55	$12.77	$10.94
Diluted EPS - Adjusted	$8.67	$6.89	$16.70	$14.56
Benefits expense ratio - GAAP	85.8%	85.8%	86.1%	85.9%
Operating cost ratio - GAAP	13.4%	10.3%	12.7%	10.0%
Operating cost ratio - Adjusted	12.5%	10.3%	12.2%	10.0%
Operating cash flows - GAAP	$959	$360	$1,261	($477)
Parent company cash and short term investments	$800	$1,269
Debt-to-total capitalization	45.3%	32.6%

RETAIL SEGMENT
Revenues - GAAP	$20,946	$18,545	$42,297	$37,193
Benefits expense ratio - GAAP	87.0%	87.0%	87.5%	87.3%
Operating cost ratio - GAAP	8.2%	8.3%	8.1%	8.0%
Segment earnings - GAAP	$929	$836	$1,713	$1,630
Segment earnings - Adjusted	$932	$840	$1,721	$1,638

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,584	$1,718	$3,197	$3,455
Benefits expense ratio - GAAP	76.3%	82.6%	75.5%	78.6%
Operating cost ratio - GAAP	26.3%	23.9%	26.0%	23.4%
Segment earnings - GAAP	$101	$40	$233	$214
Segment earnings - Adjusted	$102	$41	$235	$216

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,962	$7,524	$17,650	$14,722
Operating cost ratio - GAAP	94.5%	95.8%	94.4%	95.9%
Segment earnings attributable to Humana- GAAP	$436	$311	$882	$580
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$486	$388	$985	$717

2022 Earnings Guidance
2Q22 Adjusted EPS of $8.67 represents 26 percent growth over 2Q21 and is approximately $1.00 higher than the company’s previous expectations. The outperformance was driven primarily by:
•better-than-anticipated medical cost trends in the company’s individual Medicare Advantage and Medicaid businesses, partially offset by higher than expected non-inpatient utilization in group Medicare Advantage; and
•lower-than-anticipated administrative costs, some of which was timing in nature.
Importantly, utilization in the company's core individual Medicare Advantage business is running favorable to expectations. The lower utilization trends and lack of COVID-19 headwind seen to date allow the company to raise its FY 2022 Adjusted EPS guide by $0.25 to ‘approximately $24.75’, while still maintaining a $0.50 EPS COVID-19 headwind for the back half of the year.
In addition, the revised guide contemplates the company making approximately $0.75 EPS of additional marketing and distribution investments in the back half of the year to further support its improved 2023 Medicare Advantage value proposition. Finally, the revised guide anticipates covering $0.65 EPS dilution related to the pending divestiture of the company's 60 percent ownership of Kindred at Home's Hospice and Personal Care divisions, which is expected to close in the third quarter.
The company’s updated full year guidance reflects a compelling 20 percent growth in adjusted earnings for FY 2022 while funding additional investments to support its long-term growth. If additional favorability emerges in the back half of the year, including the remaining $0.50 in embedded COVID-19 headwind, the company will be prudent in balancing investments key to long-term growth and additional shareholder returns in 2022. The company is focused on maximizing long-term value and will be transparent in its approach.

Diluted earnings per common share	FY 2022 Guidance (f)	FY 2021 (g)
GAAP	approximately $20.30	$22.67
Amortization of identifiable intangibles	0.43	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.18)	3.56
Transaction and integration costs	0.63	0.72
Change in fair market value of publicly-traded equity securities	1.03	2.03
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.23	—
Tax provision related to the pending sale of Kindred at Home's Hospice and Personal Care divisions	1.31	—
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $24.75	$20.64

Management Transitions
After a long and successful career at Humana, Alan Wheatley, Retail Segment President, will be transitioning from his role at the end of the year. Humana proactively develops succession plans for key business leaders, and we are fortunate to have a number of seasoned leaders within the Retail organization who will take on expanded responsibilities, while we also initiate an external search for a new senior executive leader with a broader role. Alan will serve as a strategic advisor into next year to ensure a seamless transition. We will share more detail about these changes on our second quarter earnings call.
“Alan’s imprints on the company over the last 31 years are significant,” said Broussard. “He pioneered Humana as a leader in Medicare Advantage when the program was in its infancy and it’s a legacy that thrives and endures today.”

“The company has experienced rapid growth and transformation, and I’m incredibly proud to have been part of it,” said Wheatley. “It’s been an honor to work with the team to build a strong company, and one that’s guided by a purpose in helping millions of people achieve their best health. The company’s unique strategic position and strong execution capabilities, make for an exciting future beginning with our upcoming annual enrollment period.”
Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BI9b70f6bf789c4b3fac9c5b4341adec6a.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 2Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 2Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.11 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $3 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $8 million pretax, or $0.05 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $36 million pretax, or $0.22 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $62 million pretax, or $0.37 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.
•Charges of $203 million pretax, or $1.23 per diluted common share, primarily related to asset and software impairment and abandonment, as a result of initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business. EPS is the only GAAP measure affected in this release.

Consolidated revenues (in millions)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$23,662	$20,645	$47,632	$41,313
Change in fair market value of publicly-traded equity securities	62	(63)	170	22
Adjusted (non-GAAP)	$23,724	$20,582	$47,802	$41,335

Operating cost ratio	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	13.4%	10.3%	12.7%	10.0%
Transaction and integration costs	(0.1)%	—%	(0.1)%	—%
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	(0.8)%	—%	(0.4)%	—%
Adjusted (non-GAAP)	12.5%	10.3%	12.2%	10.0%
(b) 2Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.09 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $419 million pretax, or $2.49 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $22 million, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $63 million pretax, or $0.37 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.

(c) YTD 2022 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.22 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $8 million in the Retail segment and $2 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $29 million pretax, or $0.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $53 million pretax, or $0.32 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $170 million pretax, or $1.03 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•Charges of $203 million pretax, or $1.23 per diluted common share, primarily related to asset and software impairment and abandonment, as a result of initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business. EPS is the only GAAP measure affected in this release.

d) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $30 million pretax, or $0.18 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $8 million in the Retail segment and $2 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $534 million, or $3.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $22 million, or $0.13 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $22 million, or $0.13 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

Healthcare Services segment results (in millions)	2Q22	2Q21	YTD 2022	YTD 2021
Segment earnings attributable to Humana- GAAP	$436	$311	$882	$580
Depreciation and amortization expense	50	46	103	91
Interest and taxes	—	31	—	46
Adjusted EBITDA	$486	$388	$985	$717

(f) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.43 per diluted common share.
•Put/call valuation adjustments of approximately $0.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs of approximately $0.63 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $1.03 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.
•Estimated charges of $1.23 per diluted common share, primarily associated with initiatives undertaken related to the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. FY 2022 GAAP EPS guidance excludes the future impact of potential charges related to the value creation plan.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business.

(g) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.

•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021;
•Form 10-Q for the quarter ended March 31, 2022; and
•Form 8-Ks filed during 2022.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information